Exhibit 99.1

         Movie Gallery Reports Record Revenues and Net Income for the
                             2004-Second Quarter

    DOTHAN, Ala., Aug. 4 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced record revenues and net income for the 2004-second quarter, which ended July 4, 2004. Revenues in the 2004-second quarter were $189.6 million, an increase of 17.8% from $161.0 million in the year-ago quarter. Net income for the 2004-second quarter was $10.6 million, or $0.32 per diluted share, an increase of 12.2% over the $9.5 million, or $0.28 per diluted share, in the comparable period last year.

    For the first six months of fiscal 2004, total revenues were $392.9 million, a 19.2% increase over the first half of fiscal 2003. Net income for the six month period was $28.9 million, or $0.86 per diluted share, an increase of $6.1 million, or 26.9%, over the $22.8 million, or $0.69 per diluted share, in the comparable period last year.

    "We achieved higher quarter-over-quarter total revenues and earnings per share despite a challenging retail environment in the back half of the quarter," said Joe Malugen, Chairman, President and Chief Executive Officer. "Today's announcement represents the 12th consecutive quarter of positive same-store revenues and clearly demonstrates the ability we have to grow our core rental business and execute our long-term growth strategies."

    Second Quarter Results

    For the 2004-second quarter, total revenues were $189.6 million, an increase of $28.6 million over the second quarter last year. Rental revenues for the 2004-second quarter were $175.2 million, or 92.4% of total revenues, versus $148.6 million, or 92.3% of total revenues, in the comparable period last year. Product sales for the 2004-second quarter were $14.4 million, or 7.6% of total revenues, versus $12.4 million, or 7.7% of total revenues, in the year-ago quarter. The increase in total revenues was primarily driven by a 21.2% increase in the average number of stores operated during the period and a 1.0% increase in same-store revenues versus the year-ago quarter.

    During the 2004-second quarter, we added a net total of 91 stores, with 75 new stores, 31 acquired stores and 15 store closures. At quarter end, we had a total of 2,331 stores, an increase of 395 stores over the 1,936 stores in operation at the end of the 2003-second quarter.

    Total gross profit was $129.6 million, or a 68.3% total gross margin, for the 2004-second quarter versus a total gross profit of $108.4 million, or a 67.3% total gross margin, in the 2003-second quarter. Excluding the non-cash charge of $1.4 million associated with our rental inventory amortization policy change, total gross profit in the 2003-second quarter would have been $109.8 million, or a 68.2% gross margin.

    Rental gross profit for the 2004-second quarter was $125.3 million, or a 71.5% rental margin, compared to a rental gross profit of $105.8 million, or a 71.2% rental gross margin, in the same period last year. Excluding the non-cash charge of $1.4 million associated with our rental inventory amortization policy change, rental gross profit in the 2003-second quarter would have been $107.2 million, or a 72.2% rental margin. Gross profit on product sales in the 2004-second quarter was $4.2 million, or a 29.4% sell-through gross margin, versus a gross profit on product sales of $2.7 million, or a 21.3% sell-through gross margin, in the year-ago quarter.

    Store operating expenses for the 2004-second quarter were $97.7 million, or 51.5% of total revenues, versus $79.4 million, or 49.3% of total revenues, in the comparable period last year. Excluding expenses of $2.3 million related to our investments in alternative delivery vehicles, store operating expenses for the 2004-second quarter would have been $95.4 million, or 50.3% of total revenues. The increase in store operating expenses was primarily driven by the significant increases in the level of new store openings since last year.

    General and administrative expenses ("G&A") for the 2004-second quarter were $13.7 million, or 7.2% of total revenues, versus $11.7 million, or 7.3% of total revenues, in the comparable period last year. The $2.0 million increase over the year-ago quarter was principally a result of: (i) overhead increases to support our current and future growth plans for new store openings, which include continued expansion in geographic areas where our market penetration is lower; and, (ii) overhead costs associated with some of our new business initiatives such as our store-in-a-store concept Game Zone(R).

    For the 2004-second quarter, operating income was $17.5 million, or 9.2% of total revenues, versus $15.8 million, or 9.8% of total revenues, in the 2003-second quarter. Excluding expenses of approximately $2.3 million associated with our investments in alternative delivery vehicles, operating income in the 2004-second quarter would have been $19.8 million, or 10.4% of total revenues. Excluding the non-cash charges of $2.4 million associated with our rental inventory amortization policy change and stock option compensation, operating income in the 2003-second quarter would have been $18.2 million, or 11.3% of total revenues.

    Net income for the 2004-second quarter included pre-tax expenses of approximately $2.3 million, or $0.04 per share, related to our investments in various alternative delivery vehicles for movie content. Excluding these expenses, net income in the 2004-second quarter would have been $12.0 million, or $0.36 per share on an on-going basis. Prior year earnings per share for the quarter included pre-tax charges of $2.4 million, or $0.05 per share, of which $1.4 million was related to our rental inventory amortization policy change and, $1.0 million was related to stock option compensation. Excluding these items, net income for the 2003-second quarter would have been $11.0 million, or $0.33 per share on an on-going basis.

    Net cash provided by operating activities for the 2004-second quarter was $23.0 million, an increase of $10.9 million, or 89.6%, from $12.1 million in the year-ago quarter.

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes, less purchases of rental inventory other than rental inventory purchased for new store openings or acquired in business acquisitions. Adjusted EBITDA for the 2004-second quarter was $25.3 million, or 13.3% of total revenues, versus $28.1 million, or 17.5% of total revenues, in the comparable period last year. Excluding the expenses of approximately $2.3 million related to our investments in alternative delivery vehicles, Adjusted EBITDA for the 2004-second quarter would have been $27.6 million, or 14.5% of total revenues. The decrease in Adjusted EBITDA is due to the timing of rental inventory purchases versus the related amortization expense during the second quarter of 2004 as compared to 2003.

    Year-to-Date Operating Results

    For the six months ended July 4, 2004, total revenues were up
$63.2 million to $392.9 million, a 19.2% increase over the prior year's total revenues of $329.6 million. Net income for the first six months of fiscal 2004 included pre-tax expenses of approximately $3.9 million, or $0.07 per share, related to our investments in alternative delivery vehicles for movie content. Excluding these expenses, net income in the period would have been $31.3 million, or $0.93 per share on an on-going basis. Earnings per share for the first half of fiscal 2003 included pre-tax charges of $5.5 million, or $0.10 per share, related to our rental inventory amortization policy change and stock option compensation. Excluding these items, net income for the first half of fiscal 2003 would have been $26.1 million, or $0.79 per share on an on-going basis.

    Net cash provided by operating activities for the first six months of fiscal 2004 was $36.5 million, an increase of $8.9 million, or 32.3%, from $27.6 million in the comparable year-ago period.

    Adjusted EBITDA for the first six months of fiscal 2004 was $59.6 million, or 15.2% of total revenues, versus $56.7 million, or 17.2% of total revenues, in the comparable period last year. Excluding the expenses of approximately $3.9 million related to our investments in alternative delivery vehicles, Adjusted EBITDA for the first half of fiscal 2004 would have been $63.5 million, or 16.2% of total revenues.

    Other Financial Data

    During the 2004-second quarter, we repurchased 1,336,312 shares of our common stock at an average price of $18.71 per share. We also announced that our Board of Directors had approved an additional stock buyback program authorizing management to repurchase up to $25 million of the Company's common stock.

    "Under our new stock buyback program, we have repurchased 641,200 shares at an average price of $17.91 per share," added Malugen. "Considering our financial position, we continue to believe that repurchasing our own stock is an excellent way to enhance long-term shareholder value."

    Business Outlook for the Remainder of Fiscal 2004

    "As we forecast revenues and earnings for the remainder of 2004, we are approaching our business cautiously given the weaker home video release schedule coupled with a somewhat challenging retail environment," added Malugen. The following are our current expectations for the third quarter and full year 2004 results of operations.

     * Same-store revenues for the 2004-third quarter will be adversely impacted by a weak home video release schedule and potentially what many experts are now projecting to be a strong viewership of the Summer Olympics. As a result, we expect same-store revenues for the 2004-third quarter to be in a range of -2% to 0%. Although the home video release schedule for the 2004-fourth quarter is not complete, it does appear to be comparable to last year; thus, we are preliminarily forecasting same-store revenues for this year's fourth quarter to be -1% to 1%. In total for fiscal 2004, we now project same-stores revenues to be in a range of 0% to 1%.

     * Total revenues for the 2004-third quarter are forecasted to range between $185 million and $190 million. For the 2004-fourth quarter, total revenues are expected to range between $212 million and $217 million. In total for fiscal 2004, we now project total revenues to be in a range of $790 million and $800 million. We anticipate the increase in total revenues for the full-year 2004 to be driven primarily by the growth in our store base.

     * The commitment to our strategy to focus on expansion in the rural and secondary markets continues to show positive results. For the full-year 2004, we expect to open approximately 300 internally developed stores. Looking ahead to fiscal 2005, we believe we are on track to open approximately 400 new stores, many of which will continue to be smaller in size as we further penetrate the rural market. We will also continue to explore strategic acquisitions of small chain operators; however, acquisitions are not reflected in our forecasts.

     * In the second-half of 2004, we expect to open an additional 15 Game Zone(R) locations, our store-within-a-store concept for game rental and trading. The addition of these stores will expand our current test of this concept, giving us approximately 30 Game Zone(R) stores by year-end.

     * In the 2004-third quarter, we will be expanding the number of stores in our chain that offer an extended rental period to our customers. Currently, just over half of our store base offers a rental period greater than one or two nights. In the latter part of the third quarter, we will begin making the necessary investments in rental inventory to convert approximately 500 additional stores to a five night rental program. This will provide more flexibility for our customers and has proven to be a profitable long-term investment. The initial impact of the investment will be to decrease the rental margin by a negligible amount in the third quarter and by approximately
       $1.5 million in the fourth quarter as our customers adjust their rental patterns to the new program.

     * Earnings for the 2004-third quarter are forecasted to range between $0.29 and $0.32 per share, which includes approximately $0.03 per share for expenses related to our investments in alternative delivery vehicles. For the 2004-fourth quarter, earnings per share are expected to range between $0.56 and $0.60, which includes approximately $0.02 per share for expenses related to our investments in alternative delivery vehicles. In total for fiscal 2004, we now project earnings per share to be in a range of $1.71 and $1.78, which includes approximately $0.10 to $0.12 per share related to these alternative delivery investments.

    Conference Call Information

    Management will have a conference call today (August 4, 2004) at 11:00 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. The call may be accessed at 1-877-340-MOVI and reference passcode MOVIE GALLERY. The call will also be simultaneously webcast via the Investor Relations homepage of the Company's website at http://www.moviegallery.com . A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

    About Movie Gallery

    Movie Gallery currently owns and operates more than 2,300 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets. For more information on the Company, please visit the Company's website at http://www.moviegallery.com

    Forward Looking Statements

    To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the 2004-third quarter and full-year 2004 if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) the Company's actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected; (vi) the availability of movies and games is less than expected; (vii) competitive pressures are greater than anticipated; or
(viii) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.


                             MOVIE GALLERY, INC.
                        Unaudited Financial Highlights
                         and Supplemental Information
                (dollars in thousands, except per share data)

                              Thirteen Weeks Ended   Twenty-Six Weeks Ended
                               July 6,      July 4,      July 6,    July 4,
                                2003         2004         2003       2004

    Total revenues           $160,998     $189,591     $329,647    $392,893

    Net income                 $9,477      $10,634      $22,761     $28,886
    Net income per diluted
     share                      $0.28        $0.32        $0.69       $0.86
    Weighted average diluted
     shares outstanding        33,310       33,254       33,197      33,495

    Net cash provided by
     operating activities     $12,146      $23,026      $27,562     $36,475
    Adjusted EBITDA           $28,128      $25,270      $56,692     $59,577

    Store count:
      Beginning of period       1,823        2,240        1,784       2,158
      New store builds             47           75           84         156
      Stores acquired              72           31           92          55
      Stores closed                (6)         (15)         (24)        (38)
      End of period             1,936        2,331        1,936       2,331

    Same-store revenues increase 6.5%         1.0%         9.0%        1.5%


                             MOVIE GALLERY, INC.
                      Consolidated Statements of Income
                                 (Unaudited)
                    (in thousands, except per share data)

                              Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                July 6,     July 4,      July 6,     July 4,
                                 2003        2004         2003        2004
    Revenues:
      Rentals                 $148,576    $175,239     $301,757    $361,996
      Product sales             12,422      14,352       27,890      30,897
        Total revenues         160,998     189,591      329,647     392,893

    Cost of sales:
      Cost of rental revenues   42,823      49,908       90,407     101,653
      Cost of product sales      9,771      10,132       22,442      21,072
        Gross profit           108,404     129,551      216,798     270,168

    Operating costs and expenses:
      Store operating expenses  79,415      97,707      153,899     193,762
      General and
       administrative           11,729      13,686       22,505      27,482
      Amortization of intangibles  470         675          896       1,289
      Stock option compensation  1,029         (16)       1,498          40
        Operating income        15,761      17,499       38,000      47,595

    Interest expense, net         (143)        (66)        (242)       (165)
    Income before income taxes  15,618      17,433       37,758      47,430

    Income taxes                 6,141       6,799       14,997      18,544

    Net income                  $9,477     $10,634      $22,761     $28,886

    Net income per share:
      Basic                      $0.29       $0.32        $0.71       $0.88
      Diluted                    $0.28       $0.32        $0.69       $0.86

    Weighted average shares
     outstanding:
      Basic                     32,275      32,794       32,186      32,933
      Diluted                   33,310      33,254       33,197      33,495

    Cash dividends per common
     share                          $-       $0.03           $-       $0.06


                             MOVIE GALLERY, INC.
                         Consolidated Balance Sheets
                            (dollars in thousands)
                                                   January 4,       July 4,
                                                      2004           2004
                                                                  (Unaudited)
    Assets
    Current assets:
      Cash and cash equivalents                      $53,720        $26,129
      Merchandise inventory                           26,473         25,001
      Prepaid expenses                                 1,377          1,805
      Store supplies and other                        11,019          9,204
      Deferred income taxes                            1,631          2,390
        Total current assets                          94,220         64,529

    Rental inventory, net                            102,479        114,254
    Property, furnishings and equipment, net         114,356        126,898
    Goodwill, net                                    136,008        140,478
    Other intangibles, net                             8,473          8,410
    Deposits and other assets                          8,753          5,768
        Total assets                                $464,289       $460,337

    Liabilities and stockholders' equity
    Current liabilities:
      Accounts payable                               $77,344        $55,780
      Accrued liabilities                             26,161         26,998
      Deferred revenue                                10,741          8,200
        Total current liabilities                    114,246         90,978

    Other accrued liabilities                            142            141
    Deferred income taxes                             29,785         39,409

    Stockholders' equity:
      Preferred stock, $.10 par value;
       2,000,000 shares authorized, no shares
       issued or outstanding                               -              -
      Common stock, $.001 par value;
       65,000,000 shares authorized,
       32,840,849 and 32,261,154 shares
       issued and outstanding, respectively               33             33
      Additional paid-in capital                     225,191        209,053
      Retained earnings                               91,098        118,013
      Accumulated other comprehensive income           3,794          2,710
        Total stockholders' equity                   320,116        329,809
        Total liabilities and stockholders' equity  $464,289       $460,337


                             MOVIE GALLERY, INC.
                    Consolidated Statements of Cash Flows
                                 (Unaudited)
                                (in thousands)
                                                     Twenty-Six Weeks Ended
                                                      July 6,        July 4,
                                                       2003           2004
    Operating activities:
    Net income                                       $22,761        $28,886
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Rental inventory amortization                   65,954         69,837
      Purchases of rental inventory                  (59,741)       (72,303)
      Depreciation and intangibles amortization       10,981         14,408
      Stock option compensation                        1,498             40
      Tax benefit of stock options exercised           1,607          4,079
      Deferred income taxes                            2,187          8,865
    Changes in operating assets and liabilities:
      Merchandise inventory                             (244)         1,571
      Other current assets                            (1,305)         1,387
      Deposits and other assets                       (1,204)         2,985
      Accounts payable                               (20,306)       (21,564)
      Accrued liabilities and deferred revenue         5,374         (1,716)
    Net cash provided by operating activities         27,562         36,475

    Investing activities:
    Business acquisitions                            (16,709)        (7,747)
    Purchases of rental inventory-base stock          (9,650)        (7,822)
    Purchases of property, furnishings
     and equipment                                   (20,976)       (25,167)
    Net cash used in investing activities            (47,335)       (40,736)

    Financing activities:
    Proceeds from exercise of stock options              669          4,575
    Proceeds from employee stock purchase plan             -            168
    Purchases and retirement of common stock               -        (25,000)
    Payment of dividends                                   -         (1,989)
    Net cash provided by (used in) financing
     activities                                          669        (22,246)

    Effect of exchange rate changes on cash
     and cash equivalents                              3,029         (1,084)
    Decrease in cash and cash equivalents            (16,075)       (27,591)
    Cash and cash equivalents at beginning of period  39,526         53,720
    Cash and cash equivalents at end of period       $23,451        $26,129


                             MOVIE GALLERY, INC.
             Disclosures Regarding Non-GAAP Financial Information

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes, less purchases of rental inventory other than rental inventory purchased for new store openings or acquired in business acquisitions. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this adjustment is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business.

        The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities and to operating income:

                                  Thirteen Weeks Ended  Twenty-Six Weeks Ended
                                  July 6,       July 4,    July 6,    July 4,
                                   2003          2004       2003       2004
    Net cash provided by
     operating activities        $12,146       $23,026    $27,562    $36,475
    Changes in operating assets
     and liabilities              10,184            78     17,685     17,337
    Tax benefit of stock options
     exercised                    (1,225)       (1,090)    (1,607)    (4,079)
    Deferred income taxes            739        (3,609)    (2,187)    (8,865)
    Interest expense                 143            66        242        165
    Income taxes                   6,141         6,799     14,997     18,544
    Adjusted EBITDA              $28,128       $25,270    $56,692    $59,577

    Operating income             $15,761       $17,499    $38,000    $47,595
    Rental inventory
     amortization                 30,179        35,764     65,954     69,837
    Depreciation and intangibles
     amortization                  5,658         7,566     10,981     14,408
    Stock option compensation      1,029           (16)     1,498         40
    Purchases of rental
     inventory                   (24,499)      (35,543)   (59,741)   (72,303)
    Adjusted EBITDA              $28,128       $25,270    $56,692    $59,577


     Contact:  Thomas D. Johnson, Jr.
               SVP of Investor Relations
               (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             08/04/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations of Movie Gallery, Inc., +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI)

CO:  Movie Gallery, Inc.
ST:  Alabama
IN:  ENT
SU:  ERN ERP CCA MAV